EXHIBIT  21.1

SUBSIDIARIES OF 5TO1 HOLDING CORP.

The following is a list of subsidiaries of 5to1 Holding Corp. as of December 31, 2010, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

5to1, Inc.